UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Commission File No. 001-31990

TEL-INSTRUMENT ELECTRONICS CORP.
(Name of Registrant as specified in its charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tel-Instrument Electronics Corp.
One Branca Road
East Rutherford, NJ 07073

NOTICE
OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
January 17, 2018

The annual meeting of shareholders (the “Annual Meeting”) of Tel-Instrument Electronics Corp. (the “Company”) will be held at the Company’s principal office, One Branca Road, East Rutherford, NJ, on Wednesday, January 17, 2018 at 4:00 p.m. EST, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect five directors for one year terms.

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018.

3.	To consider and conduct a non-binding advisory vote on a proposal to approve the Company’s executive compensation.

4.	To approve an amendment to our Articles which will increase the number of authorized Common Shares from 4,000,000 shares to 7,000,000 shares.

5.	To approve 1,000,000 conversion shares as the maximum shares conversion amount pursuant to designations, rights and preferences of the Series A Preferred Stock.

6.	To act upon such other business as may properly come before the meeting, or at any adjournment or postponement thereof.

Shareholders of record at the close of business on December 13, 2017, are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournment thereof.

We hope that you are able to attend our Annual Meeting.

Whether or not you plan to attend the meeting in person, please vote as soon as possible by marking, dating, and signing the enclosed Proxy Card exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States.  Proxies may be revoked at any time before they are exercised, in the manner set forth in the Proxy Statement, and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter properly brought before the meeting.

This Proxy Statement, the accompanying form of Proxy Card and President’s Letter are being mailed on or about December 27, 2017 to stockholders entitled to vote.  The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and Quarterly Report on Form 10-Q for the period ended September 30, 2017, which contain consolidated financial statements, are being mailed with this Proxy Statement, but are not a part of the proxy solicitation materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be held on January 17, 2018.

This Proxy Statement, the Annual Report on Form 10-K for fiscal year ended March 31, 2017, and Quarterly Report on Form 10-Q for the period ended September 30, 2017 are available at our corporate website at www.telinstrument.com under “Company” and then go to “Investor Relations”.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jeffrey C. O’Hara
     Jeffrey C. O’Hara
     President and Chief Executive Officer

TABLE OF CONTENTS

Page
INFORMATION CONCERNING SOLICITATION AND VOTING	3

Proxies	3
Record Date and Outstanding Common Stock	3
Voting and Solicitation	4
Revocability of Proxies	4
Householding of Proxy Materials	4

PROPOSAL NO. 1 – ELECTION OF DIRECTORS	5

General	5
Vote Required	5
Information Regarding the Nominees	5

CORPORATE GOVERNANCE BOARD MEETINGS AND COMMITTEES	7

Code of Conduct	7
Audit Committee	7
Compensation Committee	8
Nominating Committee	8
Compensation of Independent Directors	9
Compliance with Section 16(a) of the Exchange Act	9

PROPOSAL NO. 2 – RATIFICATION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10

Fees Paid to BDO USA, LLP	10
Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services	10

SECURITY OWNERSHIP	11

EXECUTIVE COMPENSATION	13

Summary Compensation Table	13
Processes and Procedures	13
Incentive Plan	14
Grants of Plan-Based Awards for Fiscal Year 2017	14
Options Exercised and Stock Vested During Fiscal Year 2017	14
Outstanding Equity Awards at Fiscal Year End Table	14
Equity Compensation Plan Information	15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	16

PROPOSAL NO. 3 – NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	17

PROPOSAL NO. 4 – APPROVE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 4,000,000 TO 7,000,000 SHARES	17

PROPOSAL NO. 5 – APPROVE 1,000,000 CONVERSION SHARES AS THE MAXIMUM CONVERSION AMOUNT PURSUANT TO THE DESIGNATIONS, RIGHTS AND PREFERENCES OF THE SERIES A CONVERTIBLE PREFERRED STOCK	18

SHAREHOLDER PROPOSALS	19

APPENDIX A – AUDIT COMMITTEE CHARTER	20

Tel-Instrument Electronics Corp.
One Branca Road
East Rutherford, NJ 07073

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
January 17, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

Proxies

This Proxy Statement and Proxy Card are furnished in connection with the solicitation of proxies by Tel-Instrument Electronics Corp. (the “Company” or “Tel”) for use at the annual meeting of shareholders to be held at 4:00 p.m. EST, on Wednesday, January 17, 2018 at the Company’s facilities located at One Branca Road, East Rutherford, NJ, or at any adjournment or postponement thereof (the “Annual Meeting”).  The Annual Report on Form 10-K, which includes our audited financial statements for the fiscal year ended March 31, 2017 (the “Annual Report”), and our Quarterly Report on Form 10-Q for the period ended September 30, 2017, have been mailed to you with this Proxy Statement, but are not part of the proxy soliciting material.

You may vote at the meeting in person or by proxy.  We recommend that you vote, sign and date the enclosed Proxy Card, and return it promptly in the enclosed postage paid envelope, even if you plan to attend the meeting.  You can always change your vote at the meeting in the manner set forth below under “Revocability of Proxies.”  Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.  You may vote for some, all, or none of the director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

All shares of common stock represented at the meeting by properly executed and returned proxies, unless such proxies have previously been revoked, will be voted at the annual meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications.  Shares represented by properly executed and returned proxies, on which no specification has been made, will be voted: (1) for the election of the nominees for director named herein; (2) for the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018; (3) for the non-binding advisory vote on executive compensation; (4) for the increase in the number of authorized common shares from 4,000,000 to 7,000,000 shares; and (5) for the 1,000,000 conversion shares as the maximum shares conversion amount pursuant to designations, rights and preferences of the Series A Preferred Stock.

If any other matters are properly presented at the annual meeting for action, including a question of adjourning or postponing the annual meeting from time to time, the persons named in the proxies and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment.  The Company is unaware of any matters which will be submitted to shareholders for action, other than as stated in the Proxy Card.

This Notice of Annual Meeting, this Proxy Statement, and the related Proxy Card are first being mailed to shareholders on or about December 27, 2017.

Record Date and Outstanding Common Stock

The Board of Directors (the “Board”) has fixed the close of business on December 13, 2017, as the record date (the “Record Date”) for determining the holders of outstanding shares of common stock entitled to notice of, and to vote at, the Annual Meeting.  As of the Record Date, there were 3,255,887 shares of common stock issued, outstanding, and entitled to vote. In addition, there are 500,000 shares of Series A Convertible Preferred Stock outstanding voting rights equivalent to 600,000 shares of common stock.

Voting and Solicitation

Each shareholder is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the Record Date.  Shareholders are entitled to vote their shares for each proposal and for each nominee, and cumulative voting is not permitted. Shareholders may vote separately for each nominee.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares held in “street name”. If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or nominee (the “Record Holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct the Record Holder how to vote your shares, and the Record Holder is required to follow your instructions. If you do not give instructions to your bank, broker or nominee, it will nevertheless be entitled to vote your shares in its discretion for the ratification of the independent auditors, but will not be permitted to vote on any other matters, including proposal 1, election of directors, and any other matters which may be submitted properly at the meeting, and your shares will be considered broker non-votes on these matters, if any.   Broker non-votes on a proposal are shares held by brokers that do not have discretionary authority to vote on the matter, have not received voting instructions from their clients and do not vote on specific proposals.

The presence in person or by proxy, of a majority of the shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at a meeting.  An affirmative vote of a majority of the shares of common stock present in person or by proxy, at a meeting where there is a duly constituted quorum is necessary to adopt any matter submitted for vote.  All votes will be tabulated by the inspector of election for the meeting appointed by the directors and who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

Proxies, properly executed by the beneficial owner of the shares, on which no specification has been made will be counted for quorum purposes and voted for the election of the nominees for director listed below, for ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm, for the non-binding advisory vote on executive compensation, for the increase in the number of authorized common shares from 4,000,000 to 7,000,000 shares, and for the 1,000,000 conversion shares as the maximum shares conversion amount pursuant to designations, rights and preferences of the Series A Preferred Stock and, if any, for other matters that are properly raised at the meeting, we will use our best judgment to vote your proxy.  As of the date of this Proxy Statement, we are unaware of any other matters to be voted on.  If you mark the Proxy Card indicating withholding of your vote, the equivalent to abstaining, your proxy will be counted in determining the quorum, but will not be a vote cast and, therefore, it will have the effect of a vote cast “against” the proposal.

Tel will pay the expenses incurred in connection with the solicitation of proxies and we are soliciting proxies principally by mail.  In addition, directors, officers, and regular employees may solicit proxies, personally or by telephone, for which they will receive no consideration other than their regular compensation.  We will also request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting material to the beneficial owners of shares of common stock held by them, as of the Record Date, and will reimburse such persons for their reasonable expenses so incurred.

Revocability of Proxies

Any shareholder who executes and returns a proxy may revoke it at any time before it is voted by; (a) executing a later-dated proxy relating to the same shares and meeting and delivering it to our Corporate Secretary before the vote at the meeting; (b) filing a written notice of revocation bearing a later date than his proxy, with our Corporate Secretary, before the vote at the meeting; or (c) appearing in person at the meeting, filing a written notice of revocation with the Corporate Secretary and voting in person the shares to which the proxy relates.  Any written notice or subsequent proxy should be delivered to Tel-Instrument Electronics Corp., One Branca Road, East Rutherford, NJ 07073; Attention:  Joseph P. Macaluso.

Householding of Proxy Materials

To reduce printing costs and postage fees of sending duplicate proxy materials, we have adopted a practice approved by the Securities and Exchange Commission (“SEC”) called “householding.”  Under this practice, stockholders who have the same address and last name and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy soliciting materials and would like to request a separate copy of these materials, please send your request to the Company, One Branca Road, East Rutherford, NJ 07073; Attention: Joseph P. Macaluso. We will deliver the requested documents promptly upon your request.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

General

The Board currently consists of five directors elected annually.  Pursuant to the By-Laws, the number of directors shall be not less than three and not more than nine directors, and the directors may elect a director to fill a term until the following annual meeting of shareholders, provided that there is an opening. The five director candidates named below have been nominated for one-year terms.  Please see “Nominating Committee” below for the Company’s nominating procedures

Each candidate currently serves as a director.  None of the candidates, except for Jeffrey O’Hara, who serves as President and Chief Executive Officer, are employed by the Company; Messrs. Leon, Rice, and Walker are independent as defined in the rules of the NYSE American.

It is intended that votes will be cast pursuant to the enclosed proxy card for the election of the nominees listed in the table below, except for those proxies that expressly withhold such authority.  Shareholders do not have cumulative voting rights with respect to the election of directors, and each proxy will be voted for the number of shares held for each of the five nominees (unless authority is withheld).  If any of the nominees shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person or persons as the appointed proxies may recommend in the place of such nominee.  We have no reason to believe that any of the nominees will not be candidates or will be unable to serve.

Vote Required

The five nominees receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting, where a quorum is present, shall be elected to the Board for one year and until their successor is duly elected and qualified.  (The number of shares voted “For” a nominee must exceed the number of shares voted “Withhold Authority for that Nominee”.)  The officers, directors, and affiliates, who own approximately 48% of the outstanding shares of common stock (See “Security Ownership” below), have stated that they will vote their shares for the five nominees listed below.  The Board recommends that shareholders vote FOR each of the nominees listed below.  Unless you indicate otherwise, your proxy will be voted for the election of the nominees listed below.

Information Regarding the Nominees

Robert H. Walker (1) (2) (5) (Age 81)	Director and Chairman of the Board	1984

Jeffrey C. O’Hara, CPA (3) (4) (Age 59)	Director; President and Chief Executive Officer	1998

Stephen A. Fletcher (3) (Age 57)	Director	2011

George J. Leon (1) (2) (Age 74)	Director	1986

Robert A. Rice (1) (2) (Age 62)	Director	2004

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Mr. Fletcher is the son of Mr. Harold K. Fletcher, the former Chairman of the Company who passed away in 2011, and the brother-in-law of Jeffrey C. O’Hara, the Company’s Chief Executive Officer.
(4)	Mr. O’Hara has served as a member of the Board since 1998 and was appointed President of the Company in 2007, and as Chief Executive Officer in December 2010.
(5)	Mr. Walker has served as a member of the Board since 1984 and was appointed Chairman of the Board in April 2011.

Background of Directors

Robert H. Walker has served as member of our Board since 1984 and was elected Chairman of the Board in April 2011. Mr. Walker, prior to his retirement in 1998, had served as Executive Vice President of Robotic Vision Systems, Inc., which designs, manufactures, markets and sells automated two-dimensional and three-dimensional machine vision-based products and systems for inspection, measurement and identification. Mr. Walker also served as Chief Financial Officer of that Company, whose shares were listed on the NASDAQ National Market. Mr. Walker qualifies as the Company’s “Audit Committee Financial Expert” as defined in the regulations promulgated under the Securities Exchange Act.

Mr. Walker’s qualifications for serving on the Board include his experience and expertise in accounting and financial reporting, complex financial transactions and corporate governance, as well as operations and general manufacturing.

Jeffrey C. O’Hara, CPA has served as a member of the Board since 1998, and was made a Vice President in 2005, COO in 2006, and has been President since 2007.  Mr. O’Hara was made CEO of the Company in December 2010. Prior to joining the Company, Mr. O’Hara held various management positions at General Motors, and other mid-sized private companies. Mr. O’Hara has extensive financial, marketing and operations experience and he has held executive positions as both a Chief Financial Officer and President. Mr. O’Hara has also served on several Boards of other companies.

We believe that Mr. O’Hara’s qualifications for serving on the board include his expertise in general management, finance, corporate governance and strategic planning, as well as his extensive experience in manufacturing and operations and M&A.

Stephen A. Fletcher is the Chief Executive Officer of Rand McNally, where he is actively leading the transformation of this 160 year American company from mapmaker and publisher to digital electronics and telematics provider for automotive and heavy-duty truck industries, business that now comprises 70 percent of revenue. Prior to Rand McNally, Mr. Fletcher served as a WW general manager at Kodak for more than six years and led a far-reaching organization with operations around the globe.  Before Kodak, he was President and COO of Konica Minolta Printing Solutions in Ramsey, New Jersey.  Mr. Fletcher was also President and CEO of the Tally Printer Corporation in Seattle, Washington and held marketing management positions at Apple Computer and Hewlett Packard.

We believe that Mr. Fletcher’s qualifications to serve on the Board include: general management expertise, manufacturing and operations experience, strategic planning expertise, corporate governance expertise as well as marketing expertise

George J. Leon has served as a member of the Board since 1986. Mr. Leon has substantial experience in finance and legal matters, and as an investment manager. He is and has been an investment manager and beneficiary of the George Leon Family Trust for more than five (5) years.

Mr. Leon’s qualifications for serving on the Board include his considerable expertise in finance, legal, corporate development and corporate governance.

Robert A. Rice has served as a member of the Board since 2004. Mr. Rice is, and has been for more than 5 years, President and Owner of Spurwink Cordage, Inc. a textile manufacturing company located in New England, and is experienced in securities matters and business management.

Mr. Rice’s qualifications for serving on the Board include his in-depth expertise in finance and related functions as well as general management and business, and his extensive experience in operations.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

The Board is responsible for supervision of the overall affairs of the Company.  The Board held four meetings during the fiscal year 2017, and each of the nominee directors attended all of the meetings. The Company expects directors to attend all Board, committee, and shareholder meetings. Three of the directors, Messrs. Leon, Rice and Walker, are independent under the Rules of the NYSE American.

Robert H. Walker was elected Chairman of the Board by the directors at their April 13, 2011 meeting of the Board upon the passing of Harold K. Fletcher who had been Chief Executive Officer and Chairman of the Board since 1982. Jeffrey C. O’Hara was elected the Chief Executive Officer in December 2010.

The Board and, separately, the Audit Committee review and provide oversight of risks and potential risks involving the Company’s operations.  The Board reviews and evaluates the process used to assess major risks facing the company and to periodically review assessments prepared by senior management of such risks, as well as options for their mitigation. Frequent interaction between the directors and members of senior management assists in this effort. The Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. The Audit Committee is responsible for overseeing the management of financial and accounting risks. The Compensation Committee is responsible for overseeing the management of risk-taking relating to executive compensation plans and arrangements.

To assist it in carrying out its duties, the Board has delegated certain authority to committees.  The Board has established standing Audit and Compensation Committees, and has delegated nominating responsibility to the three directors who are independent under the Rules of the NYSE American (“NYSE American Rules”).  Our Audit and Compensation Committees consist of only independent, non-employee directors.

Code of Conduct

The Company has had corporate governance standards and policies, regulating officer, director and employee conduct for many years.  In fiscal 2004, we reviewed our standards and policies and incorporated them into our Code of Business Conduct, which we believe satisfies the rules promulgated by the SEC and the NYSE American.  The Code applies to all employees, including our Chief Executive Officer and our Principal Accounting Officer, and is available to any shareholder free of charge, by submitting a written request to the Company, One Branca Road, East Rutherford, NJ  07073: Attention: Joseph P. Macaluso.

Audit Committee

The Board established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and of the Rules of the NYSE American.  The Audit Committee is comprised of Messrs. Walker (Chairman), Leon, and Rice.  Messrs. Walker, Leon, and Rice are independent, as that term is defined under the Securities Exchange Act of 1934, and Mr. Walker is a financial expert as defined in the rules promulgated by the SEC pursuant to that Act. Mr. Walker served as director and Executive Vice President of Robotic Vision Systems, Inc., a reporting company, and as its principal financial officer for over 15 years.

The Audit Committee reviews the Company’s financial statements, and oversees the Company’s accounting, audits, internal controls, and adherence to its Business Conduct Guidelines.  The Committee also appoints and recommends to the Board the Company’s independent registered public accounting firm and reviews, evaluates, and approves the independent registered public accountants’ compensation, services performed, and procedures for ensuring its independence with respect to the Company.  The Board has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A.

During fiscal 2017, all three members of the Audit Committee attended all four (4) of the Audit Committee meetings.  In the opinion of the Board, and as defined under NYSE American Rules, Messrs. Walker, Leon and Rice are independent of management and free of any relationship which might interfere with their exercise of independent judgment as members of this committee.

The Audit Committee has: (i) reviewed and discussed with management, and with BDO USA, LLP, (the “Auditors”) the Company’s audited financial statements for the fiscal year ended March 31, 2017; (ii) discussed with the Auditors the matters required to be discussed by PCAOB Standard 16, as amended, as adopted by the Public Company Accounting Oversight Board; (iii) received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the Audit Committee concerning independence; and (iv) discussed with the Auditors their independence from the Company.  The Audit Committee has also discussed with management of the Company and the Auditors such other matters and received such assurances from them as it deemed appropriate.  The Audit Committee meets regularly with management and the Auditors, and then with the Auditors without management present, to discuss the result of the Auditors examination, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements for the fiscal year ended March 31, 2017 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the
Board of Directors

Robert H. Walker, Chairman
George J. Leon
Robert A. Rice

Compensation Committee

The Compensation Committee, during the fiscal year ended March 31, 2017, consisting of George J. Leon, Chairman, Robert A. Rice and Robert H. Walker, is responsible for (1) reviewing and evaluating employee stock and other compensation programs and plans, (2) determining the compensation of the Chief Executive Officer, and (3) approving compensation arrangements, including keyman incentive compensation and stock option grants, for management and other employees.  The Board created the Compensation Committee by resolution giving it the foregoing authority, but the committee does not have a written charter.

The Compensation Committee met twice during the 2017 fiscal year; Messrs. Leon, Rice and Walker attended the meeting. Messrs. Leon, Rice and Walker are independent, as defined in the NYSE American Rules. See “Executive Compensation” below for a discussion of the Committee’s processes and procedures for reviewing and determining compensation.

Nominating Committee

The Board designated George J. Leon, Robert A. Rice and Robert H. Walker, each of whom is not an employee of the Company, and is an independent director under NYSE American Rules, to act as a Nominating Committee of the Board pursuant to a “Procedures Resolution” adopted by the Board.  The Committee does not have a formal charter.

The Board directed that candidates for director should have a commitment to enhancing long term shareholder value and possess a high level of personal and professional ethics and sound business judgment.  In addition, they should have (a) experience in business, finance, technology or administration, (b) familiarity with the Company, its technology, business and industry, and (c) appreciation of the relationship of the Company’s business to changing needs in our society.  In order to identify director candidates, the Committee relies on its and the Board’s personal business experience and contacts, and its evaluation of any recommended candidates.  The Committee does not intend to retain consultants to identify candidates.

The Board unanimously concluded that it is not appropriate to have a specific policy with regard to shareholder communications to the Board related to the recommendations of director candidates, because (a) the officers, directors and one affiliate shareholder, collectively, own approximately 48% of the outstanding shares, (b) the remaining shares are relatively widely held, and (c) shareholders have not submitted recommendations or comments in the past.  The Nominating Committee will consider any shareholder communication and any recommendations, if made in accordance with the following paragraph, by shareholders owning more than 5% of the outstanding stock for over one year, and will make its recommendations for nominees based on the criteria set forth above.  No shareholder recommendations from shareholders owning more than 5% of the outstanding shares were received in connection with the Annual Meeting scheduled for January 17, 2018.

If a shareholder (or shareholders), who has beneficially owned at least 5% of the outstanding common stock, for at least one (1) year, wishes to submit to the Nominating Committee a recommendation for a nominee as a director, for consideration in connection with the 2018 annual meeting, they may send their recommendation to the Company, Attention: Joseph P. Macaluso, by no later than August 18, 2018.  The written recommendation must (a) identify the nominee, (b) identify the shareholder or shareholders making the recommendation, (c) provide a written consent of both the recommending shareholder and the recommended nominee to be identified in the Proxy Statement, and (d) provide proof that the security holder or group satisfies the ownership and holding period specified above.  The Committee will consider shareholder recommendations, but is not obligated to submit any recommendations to the Board or the shareholders.  (See “Shareholder Proposals” below.)

The five candidates for directors being submitted to shareholders pursuant to this Proxy Statement were recommended to the Board by the Nominating Committee.

Compensation of Independent Directors

Directors who are not employees or officers of the Company receive (a) $1,250 in cash and options, at the then market price, to purchase 1,000 shares of common stock for attendance at each in-person Board or standing committee meeting and (b) $625 in cash and options to purchase 500 shares for attendance at each formal telephonic meeting of the Board or of a standing committee.  Non-employee directors may elect annually to accept the foregoing compensation or waive the stock option element and receive $2,500 in cash for attendance at the in-person meeting and $1,250 in cash for each formal telephone meeting. During the fiscal year ended March 31, 2017, non-employee directors received the following compensation pursuant to this plan.

Name	Cash Compensation	Option Awards ($)(1)	Total $
George J. Leon	$10,000	$-0-	$10,000
Robert A. Rice	$10,000	$-0-	$10,000
Robert H. Walker (2)	$10,000	$-0-	$10,000
Stephen A. Fletcher	$5,000	$-0-	$5,000

(1)
Amounts in this column represent the fair value at date of grant required by Financial Accounting Standards Board ASC Topic 718 to be included in our financial statements for each option granted during fiscal year 2017. See Note 16 to Notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K. No options were granted to directors during fiscal year 2017.

(2)	In addition to the above compensation, Mr. Walker received a monthly stipend of $2,400 for his additional responsibility as Chairman of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires reports to be filed with the SEC, relating to stock ownership of officers, directors, and beneficial owners of 10% or more of the Company stock.  For the fiscal year ended March 31, 2017, the Company believes, based on reports filed with it, that all required reports under Section 16(a) have been filed.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF BDO USA, LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP currently serves as the Company’s independent registered public accounting firm and conducted the audit of the Company’s consolidated financial statements for the fiscal year ended March 31, 2017.  The Audit Committee has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2018 and recommended to the Board that its appointment be submitted to the shareholders for ratification.  The Board concurred with this appointment and recommendation.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of BDO USA, LLP is expected to attend the meeting and will be available to answer stockholder questions, and will have the opportunity to make a statement, if he or she wishes to do so.

Fees Paid to BDO USA, LLP

For the fiscal years ended March 31, 2017 and 2016, professional services were performed by BDO USA, LLP, and fees were paid to it by the Company, as follows:

	2017	2016
Audit Fees and Expenses	$142,100	$140,800
Audit-Related Fees	-	-
Total Audit and Audit-Related Fees	142,100	140,800
Tax Fees	-	-
All Other Fees	-	-
Total	$142,100	$140,800

Audit Fees.  This category includes the audit of the Company’s consolidated financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.  It also includes advice on accounting matters which arose during, or as a result of, the audit or the review of interim financial statements, and services which are normally provided in connection with regulatory filings, or in an audit engagement.

Audit Related Fees, Taxes and Other Fees.  No fees under these categories were paid to BDO USA, LLP in 2017 and 2016.

Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

The Audit Committee has established a policy which requires it to specifically pre-approve all audit and permissible non-audit services, including audit-related and tax services, if any, to be provided by the independent registered public accountant.  Preapproval is generally provided for up to one year and is detailed as to the particular service or category of service to be performed, and is subject to a detailed budget.  The auditor and management are required to report periodically to the Audit Committee regarding the extent and quality of services performed and the amount of fees paid to date, in accordance with the pre-approval.

The Audit Committee pre-approved the Auditors’ fees and services in fiscal years 2017 and 2016 described above.

The officers, directors and one affiliate shareholder, who collectively own approximately 48% of the outstanding common stock, have stated that they will vote their shares for ratification of the appointment of BDO USA, LLP.

THE BOARD RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.  THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY, PROVIDING THAT A QUORUM CONSISTING OF A MAJORITY OF OUTSTANDING SHARES IS PRESENT, WILL RATIFY THE APPOINTMENT OF BDO USA, LLP.

SECURITY OWNERSHIP

The following table sets forth information known to the Company with respect to the beneficial ownership as of December 13, 2017, of the Company’s common stock, $.10 par value, of (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s common stock, (ii) each director and nominee, (iii) named executive officer (the “NEO”), and (iv) all current directors and executive officers as a group.

Name and Address	Number of Shares Beneficially Owned		Percentage of Class (1)

Named Directors and Officers
Stephen A. Fletcher	3,200	(2)	0.1%
7378 E. Main Street
Lima, NY 14485

George J. Leon, Director	455,971	(3)	14.0%
168 Redpath Avenue
Toronto, Ontario, Canada M4P2K6

Jeffrey C. O’Hara, Director, CEO and President	252,356	(4)	7.7%
853 Turnbridge Circle
Naperville, IL 60540

Robert A. Rice, Director	114,000		3.5%
5 Roundabout Lane
Cape Elizabeth, ME 04107

Robert H. Walker, Director, Chairman	75,053		2.3%
27 Vantage Court
Port Jefferson, NY 11777

Michael Schirmer, COO	20,000	(5)	0.6%
14 Turnberry Lane
Pittsford, NY 14534

Joseph P. Macaluso, PAO	13,813	(6)	0.4%
167 Tennis Court
Wall Township, New Jersey 07719

All Officers and Directors	934,393	(7)	28.4%
as a Group (7 persons)

Vincent J. Dowling	935,922	(8)	24.0%
54 Ledyard Road
West Hartford, CT 06117

Mrs. Sadie Fletcher	640,907	(9)	19.7%
657 Downing Lane
Williamsville, NY 14221

(1)
The class includes 3,255,887 shares outstanding plus shares outstanding under Rule 13d-3(d) (1) under the Exchange Act.  The common stock, deemed to be owned by the named parties, includes stock which is not outstanding but is subject to currently exercisable options held by the individual named.  The foregoing information is based on reports made by the named individuals.

(2)
Mr. Stephen A. Fletcher is the son of Mr. Harold K. Fletcher, former Chief Executive Officer and director of the Company.  Mr. Stephen A. Fletcher is the son of Mrs. Sadie Fletcher who beneficially owns 640,907 shares by virtue of the Estate of Harold K. Fletcher. Mr. Fletcher disclaims beneficial ownership of the shares owned by the Estate of Harold K. Fletcher.

(3)
Includes 423,621 shares owned by the George Leon Family Trust, of which Mr. Leon is a beneficiary.  Mr. Leon acts as a manager of the trust assets pursuant to an informal family, oral arrangement and the filing of this statement shall not be construed as an admission that Mr. Leon is the beneficial owner of these shares.

(4)	Includes 8,000 shares subject to currently exercisable stock options owned by Mr. O’Hara.

(5)	Includes 20,000 shares subject to currently exercisable stock options owned by Mr. Schirmer.

(6)	Includes 800 shares subject to currently exercisable stock options owned by Mr. Macaluso.

(7)	Includes 28,800 shares subject to currently exercisable options held by all executive officers and directors of the Company (including those individually named above).

(8)
Based on Form 4 filed with the SEC on November 15, 2017 and furnished to the Company. Includes 50,000 shares subject to currently exercisable warrants. Also includes 600,000 shares of common stock that may be acquired upon conversion of the Series A Convertible Preferred Stock. The Holder(s) of the Series A Convertible Preferred Stock can vote together with the holders of the Company’s common stock (“Common Stock”) on an as-converted basis on each matter submitted to a vote of holders of Common Stock (whether at a meeting of shareholders or by written consent). In any such vote, the number of votes that may be cast by a Holder shall be equal to one (1) vote for each Conversion Share underlying such Holder’s outstanding shares of Series A Convertible Preferred Stock, subject to adjustment based on the applicable Maximum Conversion Amount, as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent.

(9)
Represents 640,907 shares owned by the Estate of Harold K. Fletcher, former Chief Executive Officer and director of the Company. Mrs. Fletcher is the mother of Stephen A. Fletcher, a director of the Company.

EXECUTIVE COMPENSATION

The following table presents information regarding compensation of our principal executive officers for services rendered during fiscal years 2017 and 2016.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (1)	Incentive ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Jeffrey C. O’Hara, CEO President	2017	175,000	-	-	22,693	197,693
	2016	175,000	64,909	47,150	19,578	306,637

Michael Schirmer, Vice President of Operations (5)	2017	167,500	-	-	21,794	189,294
	2016	167,500	64,909	23,575	19,488	275,472

Joseph P. Macaluso PAO	2017	140,000	-	-	12,867	152,867
	2016	139,375	14,000	4,715	12,680	170,770

(1)	The amounts shown in this column represent the dollar value of base cash salary earned by each named executive officer (“NEO”).
(2)	No incentive compensation was made to the NEO’s in 2017, and therefore no amounts are shown.
(3)
Amounts in this column represent the fair value required by ASC Topic 718 to be included in our financial statements for all options granted during that year (see Note 15 to Notes to the Consolidated Financial Statements).

(4)	The amounts shown in this column represent amounts for medical and life insurance as well as the Company’s match in the 401(k) Plan.
(5)	In the event the Company is ever sold, Mr. Schirmer will receive nine (9) months of salary continuation, provided he does not receive a comparable position at the new company.

Processes and Procedures

The Compensation Committee recommends to the Board compensation for all employees, including executive officers. Employee directors are not compensated as Directors and the compensation for non-employee directors is determined annually by the entire Board. (See “Compensation of Independent Directors” above.)

The Compensation Committee evaluates the performance of the executive officers on an ongoing basis during the year.  Management submits a proposal near the end of the year for annual compensation of all employees, including executives, based on its evaluation of the employee’s performance and contribution to the Company. The proposal recommends salary levels, keyman incentive awards, and stock option grants.  The Compensation Committee considers management’s evaluation of each executive as well as the Committee’s own evaluation of his performance and published information on compensation for similar positions in competitive businesses.  Because the Company is small and the executives are critical to its business success, compensation is also based on overall business success. The final recommendations of the Compensation Committee are reached by the committee in executive session without the presence of any party not a member of the committee. The Compensation Committee does not believe that there are any risks arising from the Company’s compensation policies that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee independently evaluates the performance of the CEO and determines the CEO’s salary, bonus and stock option grant.  The Compensation Committee sets qualitative objectives and responsibilities for the CEO consistent with the Company’s business model.  These include creating shareholder value through a balanced focus on long-term returns on capital employed, earnings per share and total shareholder return; developing the long-term business strategy and assessing the effectiveness of the Company’s management development and succession planning process across the organization; ensuring that the business develops and meets high standards of safety, health, environmental performance as well as high ethical standards and compliance with applicable legal requirements; stewardship and enforcement of internal business controls; communicating effectively with all the Company’s stockholders, and working effectively with the Board in the pursuit of all these objectives.

The Compensation Committee does not delegate any of its responsibility and uses consultants only as a source of information about compensation in comparable businesses.

Incentive Plan

The Company has a key man incentive compensation program.  Each year the Compensation Committee determines a percentage of operating profits to be distributed among senior employees, including executive officers. The percentage determined is based on the general performance of the Company, and the amount of operating profits available for shareholders and for reinvestment in the business. This element of compensation provides an incentive for short-term performance.

The percentage of operating profits so determined is then distributed to senior employees, including executive officers and to a category  entitled  “other”,  based on: (a) the amount of the employee’s base salary; (b) his contribution to the Company;  (c) the results of that contribution;  (d) an estimated amount of his  “special effort” on behalf of the Company; (e) his technical expertise, leadership, and management skills; and (f) the level of the overall  compensation paid employees performing similar work in competitive companies.

Stock Option Plan

The Compensation Committee also reviews management’s plan for granting qualified stock options in accordance with the foregoing criteria and within the limits set by the Board that employee stock options outstanding do not exceed 10-15% of total shares outstanding.

Grants of Plan-based Awards Table for Fiscal Year

There were no stock options granted during or for the 2017 fiscal year to our named executive officers.

Options Exercised and Stock Vested During Fiscal Year 2017

None.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding stock option grants held by named executive officers at the end of the 2017 fiscal year. The option exercise price set forth in the table is based on the closing market price on the date of grant.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date

Joseph P. Macaluso	400	1,600	$5.85	4/28/20

Jeffrey C. O’Hara	4,000	16,000	$5.85	4/28/20

Michael Schirmer	10,000	-	$4.22	11/01/18
	4,000	6,000	$5.14	5/05/19
	2,000	8,000	$5.85	4/28/20

(1)  Options are exercisable, on a cumulative basis, 20% at or after each of the first, second, and third anniversary of the grant and 40% after the fourth year anniversary.

Employment Contracts and Termination of Employment and Change-in-Control

Except for Mr. Schirmer’s agreement (disclosed above), there are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer of Tel which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company, any change in control of the Company or a change in the person’s responsibilities following a change in control of the Company.

Options Exercised and Stock Vested During Fiscal Year 2017

No shares were acquired upon exercising options awards by our NEO’s during fiscal year 2017.

Options granted to NEOs are consistent with the terms of options granted to other employees pursuant to the Employee Stock Option Plans (see Note 15 of the Notes to the Consolidated Financial Statements). Options granted to NEOs may be tax sheltered to the grantee, and their value constitutes a charge to the Company (see Notes 2 and 14 to the Consolidated Financial Statements).

Executive Compensation (continued)

Equity Compensation Plan Information

In December 2016, the Board adopted the 2016 Stock Option Plan (the “2016 Plan”) which reserved for issuance options to purchase up to 250,000 shares of its Common Stock.  The stockholders approved the Plan at the January 2017 annual meeting

Shareholders had previously adopted the 2006 Stock Option Plan, under which substantially all of the options have been granted. Therefore, the Board approved the 2016 Plan, and the terms are substantially the same as under the 2006 Employees Stock Option.

The 2016 Plan reserves for issuance options to purchase up to 250,000 shares of its common stock. All employees, directors and consultants are eligible to receive stock option grants under this plan. The 2016 Plan, which has a term of ten years from the date of adoption, is administered by the Board or by a committee appointed by the Board. The selection of participants, allotment of shares, and other conditions related to the grant of options, to the extent not set forth in the Plan, are determined by the Board. Options granted under the Plan are exercisable up to a period of five years from the date of grant at an exercise price which is not less than the fair market value of the common stock at the date of grant, except to a shareholder owning 10% or more of the outstanding common stock of the Company, as to which the exercise price must be not less than 110% of the fair market value of the common stock at the date of grant. Options, for the most part, are exercisable on a cumulative basis, 20% at or after each of the first, second, and third anniversary of the grant and 40% after the fourth year anniversary. These terms can be modified based upon approval of the Board.

Additionally, at March 31, 2017 the Company had an individual employment agreement with one individual which provides for the grant of 10,000 options to purchase Common Stock with an exercise price of $5.14 per share.  This employee contract has been approved by the Board, and was included as consideration for employment, but was not individually approved by shareholders. Since these options were granted under the Plan, they are included in the 85,000 shares in the second column of the following schedule.

The following table provides information as of March 31, 2017 regarding compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of options remaining available for future issuance under Equity Compensation Plans
Equity Compensation Plans approved by shareholders	79,000	$5.26	250,000
Equity Compensation Plans not approved by shareholders	--	--	--
Total	79,000	$5.26	250,000

* See discussion above and Note 14 of Notes to the Consolidated Financial Statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Any corporate transaction which involves a related person, including transactions which would be required under Item 404 of Regulation S-K promulgated by the SEC, must be approved by the independent directors as being fair and reasonable to the Company and its shareholders. Any such approval would be included in the minutes of the Board.

On February 22, 2010, the Company borrowed $250,000 in exchange for issuing subordinated notes to two executive officers and directors in the amount of $125,000 (individually, the “Subordinated Note” and collectively, the “Subordinated Notes”). Each officer and director also received 5,000 options to purchase Common Stock at an exercise price of $8.00 per share, the market price at the date of grant. In September 2010, these officers/directors entered into an Intercreditor and Subordination agreement which subordinated their loans to the BCA Loan Agreement (see Note 10 to Notes to Consolidated Financial Statements).  The notes were to become due April 1, 2011 with an interest rate of 1% per month, payable on a monthly basis within 14 days of the end of each month. The Intercreditor  and Subordination Agreement amongst the parties precludes the payment of principal or interest under these subordinated notes unless and until the Senior Obligations (as defined in the Intercreditor and Subordination Agreement) have been paid in full or without the express written consent of Senior Lender.  The holders of Subordinated Notes agreed that the Company’s failure to pay the monthly interest amounts pursuant to the terms of the February 22, 2010 Subordinated Notes will not constitute an event of default on such notes if the Company is precluded from making these payments pursuant to the limitations included in the loan agreement with BCA Mezzanine Fund L.L.P. (“BCA”). Upon payment in full of the loan to BCA in November 2014, the Company was able to commence to pay down the principal balance of the Subordinated Notes. During fiscal year 2012, the Company’s Chairman, at the time, passed away. His surviving spouse has retained this Subordinated Note and continues to acknowledge the terms. During the fiscal year ended March 31, 2016, the Company repaid $225,000 of the Subordinated Notes.  The remaining balance was paid during the year ended March 31, 2017. The outstanding balances at March 31, 2017 and 2016 were $-0- and $25,000, respectively. Total interest expense was $18,736 and $42,966 for the years ended March 31, 2017 and 2016, respectively. Accrued interest at March 31, 2017 and 2016 was $45,586 and $107,237, respectively.

The Company has obtained marketing and sales services from a brother-in-law of the Company’s CEO with the related fees and commissions amounting to $150,302 and $107,980 for the years ended March 31, 2017 and 2016, respectively.

Director Independence

The Common Stock is currently quoted on the NYSE American.  On an annual basis, each director and executive officer will be obligated to disclose any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest in accordance with Item 407(a) of Regulation S-K. Following completion of these disclosures, the Board will make an annual determination as to the independence of each director pursuant to the Rules of the NYSE American.

As of July 7, 2017, the Board determined that the following directors are independent under these standards:

Robert Walker, George Leon and Robert Rice.

PROPOSAL NO. 3:  NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of the NEOs, as we have described it in the “Executive Compensation” section of this proxy statement. While this vote is advisory, and not binding on the Company, it will provide information to our Board and Compensation Committee regarding investor sentiment about our executive compensation policies and practices, which the Committee will be able to consider when determining future executive compensation.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to compensation disclosure rules of the SEC located in the “Executive Compensation” section of this proxy statement, and the accompanying executive compensation table and narrative discussions, is hereby APPROVED.”

The vote on this Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board.  However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES AND THE 2017 COMPENSATION PAID TO THE NEO’s.

PROPOSAL NO. 4:  APPROVE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 4,000,000 TO 7,000,000 SHARES

The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 4,000,000 to 7,000,000  (the “Amendment”). The Board of Directors has determined the Amendment to be advisable and has recommended that the Amendment be presented to the stockholders for approval. As of December 13, 2017, 3,255,887 shares were issued and outstanding.

Our Certificate of Incorporation currently authorizes the issuance of up to 4,000,000 shares of Common Stock. The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock in order to maintain a reserve of shares available for immediate issuance to meet business needs promptly as they arise. The Board of Directors believes that maintaining such a reserve will save time and money in responding to future events requiring the issuance of additional shares of Common Stock, such as acquisitions or equity offerings. There are currently no arrangements, agreements or understandings for the issuance of the additional shares of authorized Common Stock, except for in connection with the Series A Convertible Preferred Stock.

The Company presently does not have a sufficient number of common shares to allow for conversion of all shares Series A Convertible Preferred Stock into common stock. Currently the holder(s) of Series A Convertible Preferred Stock are limited to convert only 600,000 shares instead of the full conversion of 1,000,000. For this and other reasons stated below, the Board of Directors has determined that it is in the Company’s and its stockholders’ best interest to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 4,000,000 to 7,000,000 shares. If the stockholders approve this Proposal 4, the Board of Directors intends to file an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of New Jersey to increase the number of authorized shares of Common Stock. If this Proposal 4 is not approved by the stockholders, our Certificate of Incorporation will continue as currently in effect.

The additional shares of Common Stock to be authorized by the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Our stockholders do not currently have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting is required to approve this Amendment to the Company’s Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 4,000,000 TO 7,000,000 SHARES.

 PROPOSAL NO. 5:  APPROVE 1,000,000 CONVERSION SHARES AS THE MAXIMUM CONVERSION AMOUNT PURSUANT TO THE DESIGNATIONS, RIGHTS AND PREFERENCES OF THE SERIES A CONVERTIBLE PREFERRED STOCK.

On November 14, 2017, the Company entered into definitive subscription agreements (the “Subscription Agreements”) with two (2) accredited investors (the “Investors”), pursuant to which the Investors purchased an aggregate of 500,000 shares of the Company’s Series A Preferred Stock (the “Series A Preferred”) for an aggregate of $3 million.

Pursuant to the Company’s Certificate of Amendment to its Certificate of Incorporation (the “Amendment to Certificate”) 500,000 shares of the Series A Preferred Stock were established, having such designations, rights and preferences as set forth in the Amendment to Certificate. The shares of Series A Preferred have a stated value of $6.00 per share and are convertible into Common Stock at a price of $3.00 per share, subject to adjustment (the “Conversion Price”), in a maximum amount of 600,000 shares of Common Stock or such greater number of shares of Common Stock that has been approved by a majority of the Company’s shareholders (the “Maximum Conversion Amount”).  The holders of shares of the Series A Preferred shall be entitled to receive dividends out of any assets legally available, to the extent permitted by New Jersey law, at an annual rate equal to 8% of the Series A Stated Value of such shares of Series A Preferred, calculated on the basis of a 360 day year, consisting of twelve 30-day months, and shall accrue from the date of issuance of such shares of Series A Preferred, payable quarterly in cash.

The holders of Series A Preferred rank senior to the Common Stock and will vote together with the holders of the Company’s Common Stock on an as-converted basis on each matter submitted to a vote of holders of Common Stock (whether at a meeting of shareholders or by written consent). In any such vote, the number of votes that may be cast by a holder shall be equal to one (1) vote for each share of Common Stock into which such holder’s outstanding shares of Series A Preferred may be converted, subject to adjustment based on the applicable Maximum Conversion Amount, as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Company’s bylaws. The holders, at their option, shall be entitled to designate one representative of the Holders to attend all meetings of the Board in a non-voting observer capacity, which observation right shall include the ability to participate in discussions of the Board.

Upon the shareholders of Common Stock approving 1,000,000 shares of Common Stock as the Maximum Conversion Amount, the holders of Series A Preferred will be able to convert such shares of Series A Preferred into a maximum amount of 1,000,000 shares of Common Stock.  Presently, the holders of Series A Preferred are able to convert such shares of Series A Preferred into a maximum amount of 600,000 shares of Common Stock.

Rule 713(a) of the NYSE American requires shareholder approval of the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock. Because increasing the Maximum Conversion Amount above 600,000 shares would result in the issuance of securities convertible into Common Stock equal to 20% or more of presently outstanding stock, the increase of the Maximum Conversion Amount to 1,000,000 shares will require shareholder approval.

If this Proposal No. 5 is adopted, based on the conversion of Series A Preferred Stock (and provided the Company has sufficient authorized shares of Common Stock to allow for such conversion or exercise), up to 1,000,000 shares of Common Stock would be issuable. Additionally, the voting power of the holders of the Series A Preferred would increase commensurately, as such voting power is based on the Maximum Conversion Amount. Based on the number of shares of Common Stock outstanding as of the Record Date, such shares would represent 23.5% of our total outstanding shares (giving effect to such issuance). The issuance of such shares may result in significant dilution to our shareholders and afford them a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. The sale or any resale of the Common Stock issued upon conversion of Series A Preferred Stock could cause the market price of our Common Stock to decline as well as result in substantial dilution to other shareholders since the Creditor may ultimately convert and sell the full amount issuable on conversion. This means that our current shareholders will own a smaller interest in our company and will have less ability to influence significant corporate decisions requiring shareholder approval.

The terms of the designations, rights and preferences for the Series A Preferred Stock are complex and only briefly summarized above. For further information, please refer to the descriptions contained in the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2017, and the transaction documents filed as exhibits to such report. The discussion herein is qualified in its entirety by reference to such filed transaction documents.

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting is required to approve 1,000,000 Conversion Shares as the Maximum Conversion Amount. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

The Board of Directors has unanimously approved, subject to stockholder approval, to approve 1,000,000 conversion shares as the maximum conversion amount pursuant to the designation, rights and preferences of the Series A Convertible Preferred Stock. This is necessary to allow the holder(s) of the Series A Convertible Preferred Stock to be able to vote on an “as converted” basis.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE 1,000,000 CONVERSION SHARES AS THE MAXIMUM CONVERSION AMOUNT PURSUANT TO THE DESIGNATION, RIGHTS AND PREFERENCES OF THE SERIES A CONVERTIBLE PREFERRED STOCK.

SHAREHOLDER PROPOSALS

Proxy Materials for the Fiscal Year 2018 Annual Meeting

If a shareholder wishes to present a proposal for inclusion in the proxy materials for the 2018 annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive officers of Tel-Instrument Electronics Corp., One Branca Road, East Rutherford, NJ 07073, Attn:  Joseph P. Macaluso, no later than August 5, 2018.  All proposals must conform to the rules and regulations of the Securities and Exchange Commission.  See “Nominating Committee” above.

Fiscal Year 2018 Annual Meeting

A shareholder must give written notice to the Company of a proposal, not subject to SEC Rule 14a-8, or of a nomination, which the shareholder intends to submit at the annual meeting, at least 45 days before the anniversary of the date on the prior year’s Proxy Statement.  If the Company does not receive such written notice prior to such 45 day period, all Proxy cards will be voted at the meeting, as directed by the Board, in respect of such proposal or nomination.

To be timely for the 2018 Annual Meeting, written notice must be received by the Company at the above address, prior to October 1, 2018.

No shareholder proposals or notices were received in connection with the 2017 meeting.

Shareholder Communications

Any shareholder wishing to communicate with the Board may send a written communication, stating their name, the amount and duration of their share ownership and the substance of their communication to the Company at the address stated above under “Proxy Materials” and the communication will be distributed to each director.

ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and a copy of our quarterly report on Form 10-Q for the period ended September 30, 2017, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules thereto, accompany the notice of this annual meeting, proxy statement and the related proxy card, but are not proxy solicitation material.  We will furnish to any person whose proxy is being solicited, any exhibit described in the exhibit index accompanying the Form 10-K, upon the payment, in advance, of fees based on our reasonable expenses in furnishing such exhibit.  Requests for copies of exhibits should be directed to Joseph P. Macaluso at the Company address at One Branca Road, East Rutherford, NJ 07073.

TEL-INSTRUMENT ELECTRONICS CORP.

By:	/s/ Jeffrey C. O’Hara
Jeffrey C. O’Hara
Chief Executive Officer

East Rutherford, New Jersey
December 27, 2017

APPENDIX A

TEL-INSTRUMENT ELECTRONICS CORP.

AUDIT COMMITTEE CHARTER

This Charter shall be reviewed, updated and approved by the Board of Directors of Tel-Instrument Electronics Corp. (the “Company”) on an annual basis or as the Board otherwise deems appropriate:

Mandate

The Audit Committee of the Board of Directors shall be responsible for assisting the Board in overseeing the Company’s accounting and financial-reporting process, and the audits of its financial statements.  The Committee shall be directly responsible for the appointment, compensation and oversight of the independent public accountant employed by the Company (including resolution of disagreements between Management and the accountant regarding financial reporting) for the purpose of preparing and issuing an audit report and each such independent accountant shall report directly to the Audit Committee.

1.  AUDIT COMMITTEE CHARTER

The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting or auditing matters, including anonymous or otherwise, from employees.

The Committee shall maintain free and open communication (including executive sessions at least annually) with the Company’s independent accountants and Chief Executive Officer and Chief Financial Officer.

In the exercise of its oversight, the Committee is not responsible for preparing the Company’s financial statements, planning or conducting audits or determining that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles.  Such duties remain the responsibility of Management and the Company’s independent accountant.  In discharging its oversight role, the Committee is empowered to investigate any matter within its mandate, brought to its attention, with full power to retain outside counsel or other experts for this purpose.

Membership

The Audit Committee is a standing committee of the Board of Directors and shall consist of at least three directors, appointed annually by the Board, all of whom are “independent” as defined in the Sarbanes-Oxley Act of 2002 (the “Act”) and are generally knowledgeable in financial, and accounting matters, including at least one member who shall be a “financial expert” as defined in Rules of the S.E.C. to be promulgated.  A member shall be deemed a “financial expert” if, through education and experience as a public accountant or accountant or a principal financial officer, controller, or principal accounting officer of an issuer, or from a position involving the performance of similar functions, he or she has:

1)  an understanding of generally accepted accounting principles and financial statements

2)  experience in –

a. the preparation or auditing of financial statements of generally comparable issuers; and

b.  the application of such principles in connection with the accounting for estimate, accruals, and reserves;

3)  experience with internal accounting controls, and

4)  an understanding of audit committee functions

The Board shall appoint one member as Chair, who shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making assignments, and reporting to the full Board.

Meetings

Meetings shall be held at least once a year.  Special meetings may be convened as required.  Meetings shall be held at such time and place, and upon such notice, as the Chair may from time to time determine.  Meetings of the Audit Committee may be in person or by conference call in accordance with the By-Laws of the Company.  A quorum for any meeting will be a majority of its members, and action may be taken by approval of a majority of a quorum.  The secretary of the Audit Committee will be the Company secretary, or such other person as is appointed by the Audit Committee.  Except as specifically provided in the Charter, the provisions of the By-Laws with respect to Committees of the Board of Directors shall apply to the Audit Committee.

Responsibilities

To best carry out its responsibilities, the Committee’s policies and procedures should remain flexible in order to address changing conditions and should take into account the size of the Company and the degree of complexity in its accounting policies and procedures.  Specific responsibilities of the Committee include;

1.  Appointment of the independent accountant

a. Select, evaluate and recommend the appointment of the independent accountant to be ratified by the shareholders to audit the Company’s financial statements, or where appropriate, the replacement of the independent accountant, and approve the compensation of, and retention agreement with the independent accountant for audit services.

b. Evaluate the independence of the independent accountant, including a review of non audit-related services provided by and related fees charged by the independent accountant.

c. Obtain a formal written statement, as required by the Independence Standards Board, from the independent accountant delineating relationships between the accountant and the Company and actively engage in dialogue with the independent accountant regarding matters that might reasonably be expected to affect its independence.

d. Pre-approve all audit and non-audit services to be provided by the independent accountant.  The Audit Committee may delegate the authority to grant such pre-approvals to one or more members of the Committee, provided that the pre-approval decision and related services are presented to the Audit Committee at its next regularly scheduled meeting.

2. Review and approve the audit activities at the Company

Meet with the independent accountant and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and upon the completion thereof review.

3. Review financial results

Prior to the release of the Company’s unaudited quarterly financial results, review the results with Management and the independent accountant. Ensure that the independent accountant conducts a SAS 71 (“Interim Financial Information”) review prior to the filing of the Company’s Form 10-Q. Prior to release of the Company’s fiscal year end operating results, review and discuss with Company Management and the independent accountant the audited financial results for the fiscal year, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates, and the clarity of the disclosures in the financial statements. At least annually discuss with the independent accountant the matters described in ASA 61 (“Communication with Audit Committees”). Review with Management and the independent accountant the Company’s critical accounting policies and the disclosure regarding those policies in the Company’s periodic filings with the S.E.C.

4. Review systems and reports

Review with senior Management and the independent accountant the Company’s accounting and financial system of internal controls, and their adequacy and effectiveness. Review and discuss the audited financial statements with management and, if appropriate, the independent accountant, prior to recommending the inclusion of the audited financial statements in the Company’s Annual report on Form 10-K. Provide sufficient opportunity for the independent accountant to meet with the Audit Committee without members of Management present. Among the items to be discussed in these meetings are the independent accountant’s evaluation of the Company’s financial, accounting and auditing personnel and the cooperation that the independent accountant received during the course of the audit and quarterly reviews.

5. Review corporate financial policies relating to compliance with laws and regulations, ethics, conflicts of interest and the investigation of misconduct and fraud.

6. Regularly prepare minutes of all meetings and report its activities to the Board of Directors.

7. Establish procedures to receive and process complaints regarding accounting, internal auditing controls or auditing matters and for employees to make confidential, anonymous complaints regarding questionable accounting or auditing matters.

8. Perform such other specific functions within its mandate as the Board of Directors may from time to time direct, including reviewing and approving all transactions between the Company and any related party, and making such investigations and reviews of the Company and its operations as the Board of Directors may from time to time request.

Resources

The Company’s Chief Financial Officer will be Management’s primary liaison to the Committee. The Committee will have access to financial information and resources it deems necessary for it to properly carry out its duties.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

TEL-INSTRUMENT ELECTRONICS CORP.	2017 Annual Meeting of Shareholders January 17, 2018, 4:00 P.M. EST This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▪ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▪

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.

1. Election of Directors (1) Robert H. Walker (2) Jeffrey C. O’Hara (3) George J. Leon (4) Robert A. Rice (5) Stephen A. Fletcher	FOR all Nominees listed to the left ☐	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐	4. To approve an amendment to our certificate of incorporation to increase the total number of authorized shares of common stock from 4,000,000 to 7,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)				5. To approve 1,000,000 conversion shares as the maximum shares conversion amount pursuant to designations, rights and preferences of the Series A Preferred Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Ratify appointment by the company of BDO USA, LLP as the registered independent public accounting firm for the 2018 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐
CONTROL NUMBER
3. To cast a non-binding advisory vote on a proposal to approve the Company’s executive compensation	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Signature, if held jointly	Date	, 2017/18.
Note: Please sign exactly as name appears hereon.  When shares are held by joint owners, both should sign.  When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held January 17, 2018.

The proxy statement, the Company’s Annual Report on Form 10K for the fiscal year ended March 31, 2017 and Quarterly Report on Form 10Q for the period ended September 30, 2017 accompany this proxy card.

▪ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▪

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TEL-INSTRUMENT ELECTRONICS CORP.

The undersigned hereby appoints Robert H. Walker and Jeffrey C. O’Hara each with full power to act without the other, and with full power of substitution as the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of common stock of Tel-Instrument Electronics Corp., (the “Company”) that the undersigned would be entitled to vote, if personally present at the Annual Meeting for Stockholders to be held on January 17, 2018, upon such business as may properly come before the meeting, including any adjournment or postponement of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2, 3, 4 AND 5 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY HEREBY REVOKES ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN BY THE SIGNER TO VOTE AT SAID MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be marked, dated and signed, on the other side)

December 27, 2017

To Our Shareholders:

The Annual Shareholders Meeting for Tel-Instrument Electronics Corp. (“TIC” or the “Company”) is scheduled to take place on Wednesday, January 17, 2018 at 4:00 p.m. at our facility located at One Branca Road, East Rutherford, New Jersey 07073. We encourage all shareholders to attend this meeting and complete and return the enclosed Proxy.

General Overview

The past year has been a challenging year for the Company as we had to deal with the conclusion of three major Government programs and the distraction and expense of dealing with the Aeroflex lawsuit that resulted in $4.9 million of damages being assessed. The Company did a great job in securing equity capital from an existing shareholder which will allow us to appeal this adverse court decision. The Company has also begun to ship its new  T-47/M5 test set and new Remote Client application software and has started to receive volume international Mode 5 orders from various countries. We are also making continued progress on our new Hand-held test set that is expected to be the foundation for our future growth and return to profitability.

Aeroflex Litigation

The decision by the Jury to award $2.8 million of damages and by the Judge to award $2.1 million of punitive damages was shocking at many levels. Even though the Jury found that no Aeroflex Trade Secrets were used by TIC in winning the Army TS-4530A contract, it awarded $1.5 million for TIC alleged interfering with the confidentiality agreements of two former Aeroflex employees versus the $500k that the Jury awarded to the two ex-employees for allegedly violating their confidentiality agreements. The Jury also awarded $1.3 million for interfering with Aeroflex’s business prospects with the Army. We believe that both awards are without legal merit and we have filed motions with the court to either correct the damages or vacate the decision and order a new trial. If the Judge does not correct the award, the Company plans to appeal the decision. In motions filed with the Court this week, we outlined the errors made in both the Jury instructions and other court decisions during the trial that contributed to the adverse Jury decision. We have also argued that the awards are duplicative and are not supported by the evidence in the case.

In contesting the Jury award, a key point is that Aeroflex requested damages solely for the loss of the 2009 Army contract. As such, there can only be one damage amount for any breach of confidentiality provisions that allegedly contributed to the loss of the contract. If the Jury determined that the employees caused $500k of damages to Aeroflex, they cannot triple that amount for TIC. This is particularly galling as the only documents that were retained by the two employees were some very old JcAir documents (a predecessor company) that were largely in the public domain and had no impact on TIC winning the Army award. Moreover, Aeroflex never provided copies of the JcAir confidentiality agreements to either TIC or the two employees on their exit interviews. The Judge ultimately ruled that TIC was not subject to the JcAir confidentiality agreement but this was after weeks of Aeroflex presenting evidence that an employee retained various JcAir documents including public presentations and forwarded at least several of these documents to TIC. If the Judge had made a ruling on this prior to the start of the trial and kept them from being presented, we believe that the Jury would have come up with a much different conclusion.

The $1.3 million award for tortious interference in the Army contract is also duplicative and is not supported by the law. Importantly, the Judge did not include our request that the full “competitors privilege” doctrine be included in the Jury instructions. This legal standard expressly allows for hard-nosed competition if the aim of the activities is at least in part to advance a company’s competitive interest and is not meant solely to harm the other company. Without this key Jury instruction, the other side was allowed to paint TIC as being a ruthless competitor who did everything in its power to win the Army competition. The Judge also allowed Aeroflex to introduce evidence regarding TIC’s 2006 GAO protest to the Aeroflex’s potential $1.3 million sole source contract. It appears that the Jury awarded this $1.3 million amount to Aeroflex even though TIC argued to the Judge that any such claim was barred by the two-year statute of limitations.

The Company has filed a motion with the Court this week to correct the Jury award based on matters of law, some of which are covered above. If the award is not corrected, we are requesting that the Judge throw out the verdict and order a new trial. If the Judge denies both motions, we are prepared to appeal this decision and we believe we have excellent grounds to reduce or eliminate this award upon appeal. The Company has secured an Appeal Bond in the amount of $2 million. Any such appeal will likely take three years before a final decision is expected to be reached. Our bank has moved $2 million of cash into a new blocked account and has provided a letter of credit to secure the bond amount.

Preferred Stock Investment

To finance the original Jury award of $2.8 million, the Company explored numerous financing alternatives. This was complicated by the completion of our major military programs and the resulting decline in our revenues and profitability. TIC was able to secure a $3 million preferred stock investment from an existing investor. The terms were 500,000 Series A preferred shares priced at $6 per share. These preferred shares carry a dividend rate of 8% and can be converted into Common Shares at a price of $3 per share. Shareholders will be requested to approve an increase in the number of Common Shares to support any future conversion as well as to facilitate any future stock offerings. These preferred shares have voting rights based on the conversion number of common shares. The Company has the option of repurchasing these shares after three years at face value plus accrued dividends.  The terms of the deal had been negotiated prior to the Judge’s decision to award $2.1 million of punitive damages and we were gratified that the investor completed the contemplated transaction with no changes. Considering the circumstances, this was an excellent result for our shareholders and we recommend that you vote for the increase in the number of authorized shares.

2017 Fiscal Year Results

Enclosed is the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2017 (“FY17”), as filed with the Securities and Exchange Commission on July 14, 2017. Total sales decreased approximately $6.1 million (24.4%) to $18.7 million as compared to $24.8 million in the prior fiscal year. Gross margin decreased by $1.3 million (16.3%) to $6.7 million for the year. This decrease was mostly attributed to the lower volume offset partially by increased prices on CRAFT and the change in sales mix.  SG&A expenses decreased by $338k (11.6%) to $2.6 million versus the year-ago period with this decrease due to lower accrued bonus compensation, salaries and related expenses offset partially by higher outside commission fees. Litigation expenses increased $796k to $1.2 million for the year ended March 31, 2017 as compared to $448k for the prior year. The Company also recorded $2.8 million in legal damages for the year ended March 31, 2017 as a result of the Aeroflex litigation. Engineering, research and development costs increased by 19.2% to $2.4 million as we continue to invest in new products by taking advantage of our CRAFT and TS-4530A technology to develop smaller hand-held products, which will broaden our product line for both commercial and military applications.

As a result of the above, for the year ended March 31, 2017, the Company recorded a loss from operations of $2.4 million as compared to income from operations $2.6 million for the prior year. If the Aeroflex litigation costs and damages were excluded, the Company would have recorded operating income of $1.7 million for the year. For the year ended March 31, 2017, the Company recorded other income of $257k as compared to other expense of $723k in fiscal year 2016. This change is primarily due to the loss of $617,241 on the change in the valuation of common stock warrants for the year ended March 31, 2016 as compared to a gain of $321,203 in the valuation of common stock warrants for the year ended March 31, 2017. Consequently, the Company recorded a loss before taxes of $2.1 million for fiscal year 2017 as compared to income before taxes of $1.9 million for fiscal year 2016.  At March 31, 2017, we received a “going concern” opinion from our independent auditors, and, as a result, we recorded a valuation allowance against our deferred tax asset of approximately $3.5 million, which also increased our net loss for the year. The Company recorded a net loss for the year of $4.8 million as compared to net income in the amount of $1.0 million for fiscal year 2016.   During the 2017 fiscal year, net working capital declined to $215k at March 31, 2017 as compared to $3.5 million as of March 31, 2016. This change is primarily the result of the increase in liabilities as a result of the accrued legal damages and lower cash and inventory.

Interim 2018 Fiscal Year Results

For the six months ended September 30, 2017, total net sales decreased $5.1 million (48.8%) to $5.3 million, as compared to $10.4 million in revenues for the six months ended September 30, 2016. The decrease in sales is mostly attributed to the decrease in shipment of the U.S. Army TS-4530A units, and the CRAFT and ITATS units associated with the U.S. Navy programs, which contracts have now been completed. Gross margin decreased to $1.6 million for the first two quarters as compared to $3.7 million for the six months ended September 30, 2016, primarily as a result of the lower volume as well as labor and overhead variances as a result of the lower volume. The gross margin percentage for the six months ended September 30, 2017 was 30.8%, as compared to 35.5% for the six months ended September 30, 2016.

Selling, general and administrative expenses decreased $127k (8.7%) to $1.3 million for the six months ended September 30, 2017, as compared to $1.5 million for the six months ended September 30, 2016. This decrease was primarily attributed to lower salaries and related expenses and lower accrued profit sharing expense offset partially by higher outside commission expenses and professional fees.

Litigation expenses increased to $426k for the six months ended September 30, 2017 as compared to $327k for the six months ended September 30, 2016 as a result of the trial expenses associated with the Aeroflex litigation during the first quarter of this fiscal year partially offset by reduced activity in the current quarter. The Company recorded $2.1 million in additional legal damages for the three months ended September 30, 2017 as a result of the court’s decision regarding punitive damages.

Engineering, research and development expenses decreased to $1.1 million for the six months ended September 30, 2017 as compared to $1.3 million for the six months ended September 30, 2016.

As a result of the above, the Company recorded a loss from operations of $3.4 million for the six months ended September 30, 2017, as compared to income from operations of $747k for the six months ended September 30, 2016.  The Company recorded a net loss of $3.2 million as compared to net income of $682k for the year ago period.

Bookings for the first two quarters of this fiscal year were under $5 million and included almost no international Mode 5 units. The Company has seen international bookings improve materially in the current quarter which should allow for improved revenue and profitability for the balance of this fiscal year.

Key Products

The Company has a very strong position in both the Mode 5 IFF and TACAN test set markets. Some of the key products are detailed below.

➢
T-47/M5: This new test set has been in development for the last two years and we have started shipping units to customers this month. It is designed as a KIV 77/KIV78 Mode 5 KIT upgrade for the approximately 2,000 480 and T-47 series Mode 4 IFF test sets that TIC has sold both domestically and overseas. This will be a cost-efficient upgrade to Mode 5 for our large installed customer base. We have received volume purchase orders representing almost $1 million for this test set in the last few months from Canada, Korea and Europe. We will be demonstrating this unit to the Australian Defense Department in January 2018 with the goal of upgrading their 200 TIC Mode 4 test sets. We are also receiving orders from various U.S. customers. TIC believes this will be a key product supporting our future growth and profitability. This product does not yet have AIMS approval but we are working with AIMS to schedule this testing which is required for some markets.

➢
TS-4530A: The U.S. Army contract ended earlier this year with over 3,000 KITS and SETS delivered. This contract included a price of $11,312 for the TS-4530A units. We are seeing continued demand from both the U.S. military and international customers with approximately 50 test sets ordered so far this year at a price of around $22k per unit. We believe that this is the preferred test set for Germany which would represent a multi-million opportunity for the Company.

➢
AN/USM-708/719 (“CRAFT”): The Navy has exhausted its available funding on its second IDIQ contact and TIC has shipped approximately $40 million of test sets to the Navy. We believe that the CRAFT test set also has significant potential for sales into the balance of the U.S. Military, NATO, and internationally, as the new Mode 5 IFF systems are installed in overseas aircraft platforms. The Joint Strike Fighter (“JSF”) program by itself is expected to generate significant CRAFT orders as this program ramps up limited rate production. Sikorsky has also indicated that it will be ordering CRAFT test sets for its new helicopters.

➢
Remote Client: TIC has spent $400k developing its new Remote Client LabVIEW program for the CRAFT,        TS-4530A, and T-47/M5 products and we have seen solid interest from many customers with approximately $80k of orders prior to the official product release. It will be used by TIC customers in both manufacturing and engineering environments. The software application allows for remote control of the unit with a print-out of all test results. It is expected that its primary application will be for Mode 5 and ADS-B certification testing. This Remote Client application will sell for $14,995 for a five-seat license and we have begun receiving orders from both domestic and overseas customers. The initial software release took place this month and we expect that this will be a source of recurring high margin profits in the years ahead. This software should also assist in the sale of Mode 5 test sets due to the added functionality provided.

➢
ITATS: This is an automated TACAN bench test set that we sold to the U.S. Navy for $52k per unit. We currently have quotes outstanding for approximately 10 test sets at a price of $80k per unit. This includes a quote for 4 units from the U.S. Air Force which is considering this product as a potential replacement for their obsolete TACAN bench testers.

➢
TR-220: With the January 1, 2020 ADS-B mandate, TIC has seen a sharp increase in orders for this air traffic control commercial test set. The Company has booked orders for over 90 of these units thus far this year which is roughly double the year-ago levels.

➢
TR-36 Nav/Comm Test Set: This is TIC’s first new commercial product in 10 years and has been receiving favorable reviews by the airlines and freight carriers. We have been actively demonstrating it to both commercial and military customers who have been impressed by its capabilities and ease of use. Aeroflex has sold almost 3,000 of their competitive Nav/Comm test set and we are working diligently to penetrate this large market.

New products

➢
Hand-Held Modular Test Set: TIC has continued development on its next generation modular hand-held test set although progress has been slower than expected due to the focus of our engineering staff on completing the new T-47/M5 product. This has greater hardware capabilities than even the CRAFT test set in a 4-pound package with only two primary circuit boards. This is half the weight of competitive test sets made by Aeroflex. It utilizes the latest touch screen technology and has the capability to replace all TIC commercial test sets and military flight-line test sets with one handheld product. The initial product will be a TR-220 replacement which adds UAT test capability for the large general aviation test market that is subject to the January 1, 2020 requirement for ADS-B out capability. The hardware design is now largely finalized and we are currently porting the software from our other TIC products. The current schedule is to introduce this new product at industry shows in March 2018 and begin production deliveries this summer. We will then add additional software functions to compete with the IFR 4000 and 6000 test tests for our commercial aviation and military customers. The much larger growth potential is in the secure military and homeland security radio test market which is many times the size of our existing avionics test market. We are currently in discussions with various companies about collaborating in these markets.

➢
TS-4530A with TACAN: TIC has completed the engineering work to add TACAN test capability. We are working to sell this software upgrade to our U.S. Army and U.S. Air Force customers as well as other international customers. This would save the U.S. government from buying stand-alone TACAN test sets but we have yet to come up with a military sponsor supporting this change.  We are optimistic about the long-term prospects for this software upgrade but securing customer buy-in and funding can be an extended process when working with the U.S. military. This will also require AIMS testing and approval.

Future Prospects

The Aeroflex litigation has been hugely disappointing and has strained our finances even with the preferred stock offering. If the Judge does not change the result or vacate the damage award based on our latest motions, we are optimistic that the appeal court will agree with our arguments and substantially reduce the amount of any final award. If we do not prevail with the appeal, we will have approximately 3 years to generate sufficient cash or secure additional financing to support the repayment of the remaining $2.9 million not covered by the $2 million appeal bond.

The Company has built a very solid position in the Mode 5 IFF and TACAN test set market and these products will be very competitive in both the domestic and overseas markets. We believe that we are well positioned as our CRAFT and TS-4530A flight-line test sets have been endorsed by the U.S. military and we have already delivered test sets into 18 international markets. The new T-47M5 Mode 5 IFF test set will be a cost-effective upgrade option for our large installed base of Mode 4 test sets and we have seen substantial interest and orders for this test set from a number of countries.  All allied counties have a drop-dead date of January 1, 2020 for Mode 5 capability so this international business should remain strong for at least the next three years. We have just started to see volume orders coming in from the overseas markets starting this quarter and we will continue to actively market our products to all of the major international customers. Our expectation is that we will significantly improve both our revenues and gross margins starting in the 2018 calendar year. The timing of these new orders is largely out of our hands so we expect to see continued volatility in our quarterly revenues. Nonetheless, we are encouraged by the increasing activity we are seeing for both our commercial and military products.

The real long-term growth potential for the Company is in our new line of modular hand-held test sets. This provides us with the opportunity to expand out of our relatively narrow avionics test market niche and enter the much larger secure communications radio test market. We are actively working to line up partners to enter this growth market and we believe that our new hardware platform provides unmatched capabilities in a market leading form factor. Near production prototypes of this new test set will be available for view at the January 17, 2018 Annual Meeting. TIC is also evaluating upcoming U.S. Navy requirements and expects at least one large competitive solicitation will be issued in the next 12 months for a product in our technical area of expertise. We are also working closely with our other military customers on new potential market opportunities that will be needed to maintain our sales and profitability growth.

Shareholder Relations

The Company has continued to issue press releases covering quarterly earnings and other significant events. We have also continued hosting conference calls to discuss our financial results. The Company trades on the NYSE MKT with symbol TIK. Closing prices during the last 12 months have ranged between $2.10 and $6.35 per share.

 The Board of Directors and Company management appreciates your continued support and we hope to see you at the Annual Shareholder Meeting at Tel-Instrument’s offices at 4:00 p.m. on January 17, 2018.  Whether or not you are able to attend in person, we urge you to read the enclosed materials, sign and date the enclosed Proxy, and return it promptly in the enclosed envelope.  If you do attend in person, you may withdraw your Proxy and vote personally on any matters properly brought before the annual meeting.

Sincerely,

     /s/ Robert H. Walker                                               /s/ Jeffrey C. O’Hara
     Robert H. Walker, Chairman                                  Jeffrey C. O’Hara, President and CEO